Exhibit 2.2
EXECUTION

TRANSACTION AGREEMENT
among
UNITED BIO ENERGY, LLC
a Kansas limited liability company
ICM MARKETING, INC.
a Kansas corporation
FAGEN MANAGEMENT, LLC
a Minnesota limited liability company
and
US BIOENERGY CORPORATION
a South Dakota corporation
Dated as of May 5, 2005

i

ii

Exhibits

Exhibit A	–	US BioEnergy Corporation Articles of Incorporation
Exhibit B	–	US BioEnergy Corporation Bylaws
Exhibit C	–	Form of Member Assignment
Exhibit D	–	Plan of Merger
Exhibit E	–	Certificate of Merger
Exhibit F	–	Articles of Merger
Exhibit G	–	First Amended and Restated Operating Agreement of United Bio Energy, LLC

iii

TRANSACTION AGREEMENT
     THIS TRANSACTION AGREEMENT (this “Agreement”) is made and entered into as of May 5, 2005, by and among United Bio Energy, LLC, a Kansas limited liability company (“UBE”), ICM Marketing, Inc., a Kansas corporation (“ICMM”), Fagen Management, LLC, a Minnesota limited liability company (“Fagen”) and US BioEnergy Corporation, a South Dakota corporation (“US BioEnergy”) (with UBE, ICMM and Fagen each being referred to herein as a “UBE Party” and collectively, as the “UBE Parties”).
     WHEREAS, UBE provides professional and operational services, including grain origination and distillers grains marketing, general and plant management, marketing of fuel, risk management and consulting services, to fuel ethanol plants through five subsidiaries;
     WHEREAS, US BioEnergy intends to develop, finance and construct or acquire ethanol plants in the United States;
     WHEREAS, the parties entered into a letter of intent dated April 7, 2005 to negotiate in good faith to reach agreement on the final terms and conditions of a proposed acquisition by US BioEnergy of all of the membership interest in UBE through a merger of ICMM into US BioEnergy and an acquisition by US BioEnergy of the UBE membership interests held by Fagen; and
     WHEREAS, the parties have now reached agreement as to the final terms and conditions of such acquisition transaction, and wish to memorialize such agreement as more particularly described herein.
     NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto agree as follows:
ARTICLE I
THE TRANSACTION
     Section 1.01 Overview of Transaction.
     (a) At the Effective Time (as such item is defined in Section 1.04 hereof), ICMM will merge with US BioEnergy, with US BioEnergy as the surviving entity, pursuant to the provisions of this Agreement and pursuant to the provisions of Kansas General Corporation Code contained in K.S.A. 17-6001 et seq (the “Merger”). This Agreement contemplates a tax-free merger that will be treated as a reorganization described in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). Upon the Merger, the separate existence of ICMM will cease and US BioEnergy shall continue as the surviving corporation under the name “US BioEnergy Corporation” and will continue to be governed by its current Articles of Incorporation, a copy of which are attached hereto as EXHIBIT A (the “US BioEnergy Articles”) and Bylaws in the form attached hereto as EXHIBIT B (the “US BioEnergy Bylaws”), and will otherwise continue to operate and exist as a corporation organized under the laws of the State of South Dakota.

     (b) Effective as of the Effective Time, all of the property, rights, privileges, powers and franchises of ICMM shall vest in US BioEnergy and all debts, liabilities and duties of ICMM shall become the debts, liabilities and duties of US BioEnergy. As a result of the Merger, the outstanding shares of capital stock of ICMM shall be converted or cancelled in the manner provided in Article I of this Agreement.
     (c) Effective as of the Effective Time, Fagen shall sell, transfer and assign to US BioEnergy all of its right, title and interest in 1,550,000 Class B membership units of UBE (the “Transfer”) pursuant to the Member Assignment attached hereto as EXHIBIT C.
     (d) The Merger and the Transfer, together with all actions, consents, agreements and transactions described herein or otherwise necessary or desirable in connection therewith, are referred to collectively herein as the “Transaction”.
     Section 1.02 The Closing.
     Unless this Agreement is terminated and the Transaction is abandoned as provided in Article VII hereof, the closing of the Transaction (the “Closing”) shall take place on or before May 5, 2005, or such other date as the parties may mutually determine (the “Closing Date”), subject to the satisfaction or waiver of all conditions to the obligations of each of the parties to consummate the Transaction (other than conditions with respect to actions which the respective parties will take at the Closing itself).
     Section 1.03 Actions at the Closing.
     At the Closing, (a) each of ICMM and US BioEnergy shall execute and deliver a Plan of Merger in the form of EXHIBIT D attached hereto (the “Plan of Merger”), (b) each of ICMM and US BioEnergy shall deliver to the other the various certificates, instruments and documents referred to in the Plan of Merger or in Article VI of this Agreement, (c) ICMM and US BioEnergy will file a Certificate of Merger in the form of EXHIBIT E and the Articles of Merger in the form of EXHIBIT F attached hereto and as otherwise required and in the manner prescribed by Kansas law or South Dakota law, as the case may be, (collectively, such Certificate of Merger and Articles of Merger being the “Certificates of Merger”) to effectuate the Transaction pursuant to the terms of the Plan of Merger and this Agreement, (d) each of Fagen and US BioEnergy shall execute and deliver the Member Assignment, (e) each of Fagen and US BioEnergy shall deliver to the other the various certificates, instruments and documents referred to in the Member Assignment and (f) US BioEnergy shall execute and deliver the First Amended and Restated Operating Agreement as the sole member of UBE following the Transaction in the form of EXHIBIT G attached hereto.

     Section 1.04 Effect of Transaction.
     The Transaction shall become fully effective on the date the Certificates of Merger are filed in accordance with Kansas law and South Dakota law but shall be deemed to be effective as of 12:01 a.m. as of such date (the “Effective Time”). Notwithstanding the above, the parties hereby agree that for tax and financial reporting purposes, the Transaction shall be deemed to be effective as of 12:01 a.m. on May 1, 2005. The Merger shall have the effect set forth in the Plan of Merger, this Agreement and applicable state law. At any time after the Effective Time, ICMM shall take any action (including executing and delivering any document) in the name and on behalf of either party to the Plan of Merger in order to carry out and effectuate the Transaction contemplated by the Plan of Merger. At the Effective Time, without any further action on the part of UBE, ICMM, Fagen, US BioEnergy or the members or the boards of directors of either ICMM or US BioEnergy:
     (a) US BioEnergy Articles and Bylaws. The US BioEnergy Articles and the US BioEnergy Bylaws shall continue as the articles of incorporation and bylaws of US BioEnergy.
     (b) Cancellation and Conversion of ICMM Stock and Issuance Class A Shares. At and as of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, and as further described in the Plan of Merger:
(i)	Each share of common stock, $1.00 par value of ICMM (the “ICMM Shares”), which was issued and outstanding on the books and records of ICMM immediately prior to the Effective Time, shall be converted into Three Thousand Seven Hundred Fifty (3,750) fully paid and nonassessable shares of Class A common stock of US BioEnergy, $0.01 par value per share, such that the 800 ICMM Shares which were outstanding prior to the Merger shall be converted into 3,000,000 shares of Class A common stock of US BioEnergy; and

(ii)	All ICMM Shares held by the holders thereof which were outstanding prior to the Effective Time shall be canceled and shall be deemed to represent only the right to receive shares of Class A common stock of US BioEnergy.
     Section 1.05 Surrender of Certificates.
     Immediately after the Effective Time, US BioEnergy will furnish ICMM with stock certificates issued in the names of the record holders of ICMM Shares identified in Section 3.12 representing that number of shares of Class A common stock of US BioEnergy to which each such record holder is entitled based on the conversion ratio described in Section 1.04(b)(i) hereof. ICMM shall mail a letter of transmittal (with instructions for its use) in a form acceptable to US BioEnergy to each record holder instructing them to surrender the certificates that represented the record holder’s ICMM Shares (or otherwise evidencing such record holder’s acknowledgment of no further interest as a shareholder of ICMM) in exchange for a stock certificate representing the number of shares of Class A common stock of US BioEnergy to which such record holder is entitled.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF UBE
     UBE represents and warrants to US BioEnergy that the statements contained in this Article II are correct and complete in all material respects as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made on the Closing Date), except as set forth in the Disclosure Schedule attached hereto (the “UBE Disclosure Schedule”). Nothing in the UBE Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the UBE Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).
     Section 2.01 Organization and Good Standing; Subsidiaries.
     UBE is a limited liability company duly organized and existing under the laws of the State of Kansas, is in good standing under the laws of the State of Kansas, and has all requisite corporate power and authority to own its properties and conduct its business as it is presently being conducted. UBE is duly qualified to do business and is in good standing in each jurisdiction in which it conducts business or owns or leases properties of a nature which would require such qualification. Each of UBE’s subsidiaries (collectively, the “Subsidiaries”) is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. A true and complete list of all the Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of each Subsidiary’s outstanding membership interest owned by UBE or another Subsidiary, is set forth on Schedule 2.01(a). Each Subsidiary has all requisite corporate power and authority to own its properties and conduct its business as it is presently being conducted. Except as set forth on Schedule 2.01(b), each Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which it conducts business or owns or leases properties of a nature that would require such qualification.
     Section 2.02 Financial Statements.
     UBE has delivered to US BioEnergy its audited financial statements as of December 31, 2004, accompanied by the opinion of Kennedy and Coe, LLC. Except as stated in said opinion, such financial statements fairly present the financial position of UBE and the Subsidiaries at the dates indicated therein and the results of its operations for the periods indicated therein, in conformity with generally accepted accounting principles consistently applied. UBE has delivered to US BioEnergy its unaudited financial statements at March 31, 2005 (the “UBE FS Date”), and for the period then ended, and such financial statements fairly present the financial position of UBE and the Subsidiaries at the date indicated therein and the results of its operations for the periods indicated therein, in conformity with generally accepted accounting principles consistently applied. Except as set forth on Schedule 2.07, since the UBE FS Date, there has been no material adverse change in the financial condition or results of operations of UBE or the Subsidiaries and, without limiting the generality of the foregoing, neither UBE or the Subsidiaries have engaged in any practice, taken any action, or entered into any transaction outside of the ordinary course of business and none of the practices, actions or transactions of Section 5.03(a)–(k) have occurred. The parties hereby acknowledge and agree that for the purposes of any representation or warranty of UBE relating to its financial statements, no breach shall be caused or claimed for relating to intangible assets, regardless of the identification, valuation, accounting principle or effect on such financial statements of intangible assets and regardless of whether such intangible assets were reflected on such financial statements in conformity with generally accepted accounting principles consistently applied.
     Section 2.03 Absence of Liabilities.
     UBE does not have any liabilities or obligations, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, except for liabilities and obligations which are (i) set forth on the face of the balance sheets included in the financial statements referred to in Section 2.02, (ii) the BR Losses, as described in Section 7.03 and the matters set forth on Schedule 2.07, (iii) fully covered by insurance, except for reasonable deductibles or self-insured retention levels, (iv) incurred in the ordinary course of business since the UBE FS Date and not materially different in type or amount from those set forth on the face of the balance sheets included in the financial statements referred to in Section 2.02, or (v) individually and in the aggregate not material to the business or financial condition or prospects of UBE (including the Subsidiaries).
     Section 2.04 Title to Property.
     UBE and each of the Subsidiaries has good and marketable title to all real and personal property reflected as owned on the books and records of UBE as of the date of this Agreement and owns outright all other assets, properties or property interests acquired since that date, in each case free of all mortgages, liens, charges and encumbrances, other than (i) the security interest of LaSalle Business Credit, LLC (“LaSalle”) under that certain Loan and Security Agreement dated as of November 4, 2004 (together with the related guarantees, assignments, security agreements and instruments, account agreements, contribution agreements and other agreements, each as in effect as of the date of this Agreement, the “LaSalle Agreements”) among LaSalle, as lender and United Bio Energy Fuels, LLC and United Bio Energy Ingredients, LLC, as borrowers (ii) easements, rights-of-way and other encumbrances which do not materially impair the use of such real or personal property for the same or similar purposes as such real or personal property has been used by UBE or the Subsidiaries, respectively, prior to the Effective Time, (iii) liens for current taxes that are not yet due and payable, (iv) liens related to the acquisition of inventory or otherwise arising in the normal course of business, and (v) other liens, encumbrances and title defects which are not material to the business, operations, financial condition or future prospects of UBE (including the Subsidiaries).
     Section 2.05 Intellectual Property.
     UBE and the Subsidiaries owns or possesses, is licensed under or otherwise has lawful access to, all patents, trade secrets, know-how, other confidential information, trademarks, service marks, copyrights, trade names, logos and other intellectual property, whether registered or unregistered, necessary for the lawful conduct of its business as currently conducted, without any infringement of or conflict with the industrial or intellectual property rights of any third party. The UBE Parties do not know or have reason to know of any unauthorized use or disclosure or misappropriation of any of the intellectual property of UBE or any of the Subsidiaries except as set forth on Schedule 2.05.

     Section 2.06 Compliance with Laws.
     Except as set forth on Schedule 2.06, each of UBE and the Subsidiaries has conducted all of its business in compliance with, and is in compliance with, all applicable laws and regulations the violation of which would have a material adverse effect on UBE (including the Subsidiaries) or the Subsidiaries or on their respective businesses as currently conducted. Except as set forth on Schedule 2.06, each of UBE and the Subsidiaries has all material licenses and permits required by law or otherwise necessary for the lawful operation of its business as currently conducted, all of such licenses and permits are in full force and effect, and no action to terminate, withdraw, not renew or materially limit or otherwise change any such license or permit is pending or has been threatened by any governmental agency or other party.
     Section 2.07 Pending Litigation, Claims, Actions, Proceedings or Investigations.
     Except as set forth on Schedule 2.07 attached hereto, there is no material action, proceeding or investigation by any administrative or regulatory body or other person which has been commenced or is pending, or to the best knowledge of UBE after reasonable inquiry, is threatened against UBE or the Subsidiaries or any of the assets which are owned by UBE or the Subsidiaries.
     Section 2.08 Absence of Defaults; No Material Adverse Effect.
     Neither UBE nor any of the Subsidiaries is in any material respect in default under any provision of its Articles of Organization, the Sub Operating Agreements, the UBE Operating Agreement or any other constituting document of UBE or any of the Subsidiaries, or the LaSalle Agreements, any indenture, mortgage, loan agreement or other material agreement to which it is a party or by which it is bound. Neither UBE nor any of the Subsidiaries is in violation of any statute, order, rule or regulation of any court or governmental agency having jurisdiction over it or its properties which if enforced could have a material adverse effect on its business. Except for any consent or approval identified on Schedule 2.08 attached hereto, neither the execution and delivery of this Agreement nor the consummation of the Transaction in accordance with this Agreement will in any material respect conflict with or result in a breach of any of the foregoing, which if enforced could have a material adverse effect on its business, or otherwise have a material adverse effect on the assets or prospects of UBE (including the Subsidiaries) as represented to US BioEnergy.
     Section 2.09 Authorization.
     UBE has the corporate power and authority to enter into and to perform its obligations under this Agreement. This Agreement and the Transaction have been duly and validly authorized by the Board of Managers of UBE, and its members and no other corporate action is required by UBE in connection with this Agreement or the Transaction. This Agreement constitutes the valid and binding agreement of UBE, enforceable against UBE in accordance with its terms, except to the extent such enforcement may be limited by the application of equitable principles where equitable relief is sought or bankruptcy and other laws relating to the enforcement of creditors rights generally.

     Section 2.10 Insurance.
     Each of UBE and the Subsidiaries have secured appropriate insurance policies which (i) are issued by sound and reputable insurance companies duly authorized to write said insurance, (ii) are in full force and effect, (iii) are sufficient for compliance with all requirements of law and all agreements to which UBE or the Subsidiaries is a party, and (iv) provide reasonable insurance coverage for the assets and operations of UBE and the Subsidiaries and all liabilities related thereto.
     Section 2.11 Tax Matters.
     UBE is classified as a partnership for federal income tax purposes, and has been since its formation. UBE has duly filed all federal, state, local, and other tax returns and reports required to be filed by it or the Subsidiaries and all taxes, including income, sales, gross receipt, single business tax, and other taxes and any penalties assessed with respect thereto, due and payable, have been paid, withheld, or reserved for.
     Section 2.12 Membership Units; Ownership.
     (a) The entire authorized membership interests of UBE consists of 3,875,000 membership units, of which 2,325,000 are denominated as Class A membership units and 1,550,000 are denominated as Class B membership units. There are 2,325,000 Class A membership units issued and outstanding, all of which are held by ICMM. There are 1,550,000 Class B membership units issued and outstanding, all of which are held by Fagen. All of the issued and outstanding membership units have been duly authorized and are validly issued, fully paid, and non-assessable and were issues in compliance with all applicable state and federal laws concerning the issuance of securities. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require UBE to issue, sell, or otherwise cause to become outstanding any of its membership interests or membership units. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to UBE.
     (b) All of the outstanding membership interests of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and not subject to preemption (or similar) rights, and such interests of the Subsidiaries as are owned of record and beneficially by UBE, in each case free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind, except for those contained in the respective operating agreements of UBE as the sole member of each of the Subsidiaries (the “Sub Operating Agreements”) and the LaSalle Agreements. Except for the Subsidiaries, UBE does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in any other corporation, limited liability company, partnership, joint venture or other business association or entity. Other than pursuant to the LaSalle Agreements, neither UBE nor any Subsidiary is under any current or prospective obligation to provide funds to, make a capital contribution or investment in or loan to, or to assume any liability or obligation of, any corporation, limited liability company, partnership, joint venture or business association or entity.

     (c) There are no member agreements, voting trusts or other agreements or understandings to which UBE or any Subsidiary is a party or by which it is bound relating to the issued or unissued membership interests of UBE or any Subsidiary, except for the LaSalle Agreements, the Sub Operating Agreements and that certain Operating Agreement of United Bio Energy Partners, LLC (now known as United Bio Energy, LLC) dated November 4, 2003 between Fagen and ICMM (the “UBE Operating Agreement”). Except for the LaSalle Agreements, the Sub Operating Agreements, the UBE Operating Agreement, there are no programs or agreements or outstanding obligations of UBE or any of the Subsidiaries (i) to repurchase, redeem or otherwise acquire any membership interests of either UBE or any Subsidiary or (ii) to vote or to dispose of any membership interests in any of the Subsidiaries.
     Section 2.13 Full Disclosure.
     UBE has disclosed to US BioEnergy (or will disclose pursuant to the provisions of this Agreement) all facts material to the transactions contemplated in this Agreement, including disclosure of all material contracts (as such term is described in Item 601 of Regulation S-K under the Securities Act of 1933, as amended (“Regulation S-K”)). No representation, warranty, or covenant by UBE contained in this Agreement or the Plan of Merger, and no statement contained in any certificate, schedule, or other documents or instrument furnished to US BioEnergy pursuant hereto or in connection with the transactions contemplated hereby, including responses to US BioEnergy inquiries put to UBE in the course of its investigation to confirm the warranties and representations of UBE in this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ICMM
     ICMM represents and warrants to US BioEnergy that the statements contained in this Article III are correct and complete in all material respects as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made on the Closing Date), except as set forth in the Disclosure Schedule attached hereto (the “ICMM Disclosure Schedule”). Nothing in the ICMM Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the ICMM Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).
     Section 3.01 Organization and Good Standing.
     Except as set forth on Schedule 3.01, ICMM is a corporation duly organized and existing under the laws of the State of Kansas, is in good standing under the laws of the State of Kansas, and has all requisite corporate power and authority to own its properties and conduct its business as it is presently being conducted. Except as set forth on Schedule 3.01, ICMM is duly qualified to do business and is in good standing in each jurisdiction in which it conducts business or owns or leases properties of a nature that would require such qualification.

     Section 3.02 Financial Statements.
     ICMM has delivered to US BioEnergy its unaudited financial statements as of December 31, 2004 and as of March 31, 2005 (the “ICMM FS Date”). The financial statements fairly present the financial position of ICMM at the dates indicated therein and the results of its operations for the periods indicated therein, in conformity with generally accepted accounting principles consistently applied. Since the ICMM FS Date, there has been no material adverse change in the financial condition or results of operations of ICMM and, without limiting the foregoing, ICMM has not engaged in any practice, taken any action, or entered into any transaction outside of the ordinary course of business and none of the practices, actions or transactions of Section 5.03(a)–(k) have occurred.
     Section 3.03 Absence of Liabilities.
     ICMM does not have any liabilities or obligations, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, except for liabilities and obligations which are (i) set forth on the face of the balance sheets included in the financial statements referred to in Section 3.02, (ii) the BR Losses, as described in Section 7.03, (iii) fully covered by insurance, except for reasonable deductibles or self-insured retention levels, (iv) incurred in the ordinary course of business since the ICMM FS Date and not materially different in type or amount from those set forth on the face of the balance sheets included in the financial statements referred to in Section 3.02, or (iv) individually and in the aggregate not material to the business or financial condition or prospects of ICMM.
     Section 3.04 Title to Property
     ICMM has good and marketable title to all real and personal property reflected as owned on the books and records of ICMM as of the date of this Agreement and owns outright all other assets, properties or property interests acquired since that date, in each case free of all mortgages, liens, charges and encumbrances, other than (i) easements, rights-of-way and similar encumbrances which do not materially impair the use of such real or personal property for the same or similar purposes as such real or personal property has been used by ICMM prior to the Effective Time, (ii) liens for current taxes that are not yet due and payable, (iii) liens related to the acquisition of inventory or otherwise arising in the normal course of business, and (iv) other liens, encumbrances and title defects which are not material to the business, operations, financial condition or future prospects of ICMM.
     Section 3.05 Intellectual Property.
     ICMM owns or possesses, is licensed under or otherwise has lawful access to, all patents, trade secrets, know-how, other confidential information, trademarks, service marks, copyrights, trade names, logos and other intellectual property, whether registered or unregistered, necessary for the lawful conduct of its business as currently conducted, without any infringement of or conflict with the industrial or intellectual property rights of any third party. ICMM does not know or have reason to know of any unauthorized use or disclosure or misappropriation of any of its intellectual property.

     Section 3.06 Compliance with Laws .
     ICMM has conducted all of its business in compliance with, and is in compliance with, all applicable laws and regulations the violation of which would have a material adverse effect on ICMM or on its business as currently conducted. ICMM has all material licenses and permits required by law or otherwise necessary for the lawful operation of its business as currently conducted, all of such licenses and permits are in full force and effect, and no action to terminate, withdraw, not renew or materially limit or otherwise change any such license or permit is pending or has been threatened by any governmental agency or other party.
     Section 3.07 Pending Litigation, Claims, Actions, Proceedings or Investigations.
     Except as set forth on Schedule 3.07, there is no material action, proceeding or investigation by any administrative or regulatory body or other person which has been commenced or is pending, or to the best of ICMM’s knowledge after reasonable inquiry, is threatened against ICMM or any of the assets which are owned by ICMM.
     Section 3.08 Absence of Defaults; No Material Adverse Effect.
     ICMM is not in any material respect in default under any provision of its Articles of Incorporation, Bylaws or any other constituting document of ICMM or any indenture, mortgage, loan agreement or other material agreement to which it is a party or by which it is bound, and ICMM is not in violation of any statute, order, rule or regulation of any court or governmental agency having jurisdiction over it or its properties which if enforced could have a material adverse effect on its business. Except for any consent or approval identified on Schedule 3.08 attached hereto, neither the execution and delivery of this Agreement nor the consummation of the Transaction in accordance with this Agreement will in any material respect conflict with or result in a breach of any of the foregoing, which if enforced could have a material adverse effect on its business, or otherwise have a material adverse effect on the assets or prospects of ICMM as represented to US BioEnergy.
     Section 3.09 Authorization.
     ICMM has the corporate power and authority to enter into and to perform its obligations under this Agreement. This Agreement and the Transaction have been duly and validly authorized by the Board of Directors of ICMM, and its shareholders and no other corporate action is required by ICMM in connection with this Agreement or the Transaction. This Agreement constitutes the valid and binding agreement of ICMM, enforceable against ICMM in accordance with its terms, except to the extent such enforcement may be limited by the application of equitable principles where equitable relief is sought or bankruptcy and other laws relating to the enforcement of creditors rights generally.
     Section 3.10 Insurance.
     ICMM has secured appropriate insurance policies which (i) are issued by sound and reputable insurance companies duly authorized to write said insurance, (ii) are in full force and effect, (iii) are sufficient for compliance with all requirements of law and all agreements to which ICMM is a party, and (iv) provide reasonable insurance coverage for the assets and operations of ICMM and all liabilities related thereto.

     Section 3.11 Tax Matters.
     ICMM is classified as an S corporation for federal income tax purposes, and has been since its formation. ICMM has duly filed all federal, state, local, and other tax returns and reports required to be filed by it and all taxes, including income, sales, gross receipt, single business tax, and other taxes and any penalties assessed with respect thereto, due and payable, have been paid, withheld, or reserved for.
     Section 3.12 Capital Stock; Membership Interest.
     (a) The authorized capital stock of ICMM consists of 100,000 ICMM Shares. There are 800 ICMM Shares issued and outstanding, all of which have been duly authorized and are validly issued, fully paid, and non-assessable and were issues in compliance with all applicable state and federal laws concerning the issuance of securities. The following is a complete and accurate list of shareholders of ICMM and the number of ICMM Shares held by such shareholder: David Vander Griend, 440 shares; Jeffrey Roskam, 280 shares and Randy Ives, 80 shares. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require ICMM to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to ICMM.
     (b) ICMM is the sole owner of 2,325,000 outstanding Class A membership units of UBE, representing 100% of the issued and outstanding Class A membership units of UBE. Fagen is the sole owner of 1,550,000 outstanding Class B membership units of UBE, representing 100% of the issued and outstanding Class B membership units of UBE. ICMM has good and marketable title to the 2,325,000 outstanding Class A membership units membership units free and clear of any and all liens, claims, encumbrances, security interests, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require ICMM to sell, or otherwise transfer any UBE membership units or would otherwise restrict or frustrate the consummation of the transactions contemplated by the Merger, except for the UBE Operating Agreement.
     Section 3.13 Full Disclosure.
     ICMM has disclosed to US BioEnergy (or will disclose pursuant to the provisions of this Agreement) all facts material to the transactions contemplated in this Agreement, including disclosure of all material contracts (as such term is described in Item 601 of Regulation S-K). No representation, warranty, or covenant by ICMM contained in this Agreement or the Plan of Merger, and no statement contained in any certificate, schedule, or other documents or instrument furnished to US BioEnergy pursuant hereto or in connection with the transactions contemplated hereby, including responses to US BioEnergy inquiries put to ICMM in the course of its investigation to confirm the warranties and representations of ICMM in this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF US BIOENERGY
     US BioEnergy represents and warrants to the UBE Parties that the statements contained in this Article IV are correct and complete in all material respects as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made on the Closing Date), except as set forth in the Disclosure Schedule attached hereto (the “US BioEnergy Disclosure Schedule”). Nothing in the US BioEnergy Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the US BioEnergy Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).
     Section 4.01 Organization and Good Standing.
     US BioEnergy is a South Dakota corporation incorporated and existing under the laws of the State of South Dakota, is in good standing under the laws of the State of South Dakota, and has all requisite corporate power and authority to own its properties and conduct its business as it is presently being conducted. US BioEnergy is duly qualified to do business and is in good standing in each jurisdiction in which it conducts business or owns or leases properties of a nature which would require such qualification.
     Section 4.02 Financial Statements.
     US BioEnergy has delivered to UBE Parties its audited financial statements as of December 31, 2004, accompanied by the opinion of McGladrey & Pullen, PLLP. Except as stated in said opinion, such financial statements fairly present the financial position of US BioEnergy at the dates indicated therein and the results of its operations for the periods indicated therein, in conformity with generally accepted accounting principles consistently applied. US BioEnergy has delivered to UBE Parties its unaudited financial statements at February 28, 2005 (the “USB FS Date”), and for the period then ended, and such financial statements fairly present the financial position of US BioEnergy at the date indicated therein and the results of its operations for the periods indicated therein, in conformity with generally accepted accounting principles consistently applied. Except for the transactions contemplated by that certain Transaction Agreement dated March 31 2005 between Superior Corn Products, LLC and US BioEnergy (the “SCP Transaction”) there has been no material adverse change in the financial condition or results of operations of US BioEnergy since the date of such financial statements and, without limiting the generality of the foregoing, US BioEnergy has not engaged in any practice, taken any action, or entered into any transaction outside of the ordinary course of business and none of the practices, actions or transactions of Section 5.03(a)–(k) have occurred.

     Section 4.03 Absence of Liabilities.
     US BioEnergy does not have any liabilities or obligations, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, except for liabilities and obligations which are (i) set forth on the face of the balance sheets included in the financial statements referred to in Section 4.02, (ii) fully covered by insurance, except for reasonable deductibles or self-insured retention levels, (iii) incurred in the ordinary course of business since the USB FS Date and not materially different in type or amount from those set forth on the face of the balance sheets included in the financial statements referred to in Section 4.02, (iv) will be incurred in connection with the SCP Transaction; (v) individually and in the aggregate not material to the business or financial condition or prospects of US BioEnergy.
     Section 4.04 Title to Property.
     Except as reflected in the notes accompanying the audited financial statements of US BioEnergy as of December 31, 2004, US BioEnergy has good and marketable title to all real and personal property reflected as owned on the books and records of US BioEnergy as of the date of this Agreement and owns outright all other assets, properties or property interests acquired since that date, in each case free of all mortgages, liens, charges and encumbrances, other than (i) easements, rights-of-way and similar encumbrances which do not materially impair the use of such real or personal property for the same or similar purposes as such real or personal property has been used by US BioEnergy prior to the Effective Time, (ii) liens for current taxes that are not yet due and payable, (iii) liens related to the acquisition of inventory or otherwise arising in the normal course of business, and (iv) other liens, encumbrances and title defects which are not material to the business, operations, financial condition or future prospects of US BioEnergy.
     Section 4.05 Intellectual Property.
     US BioEnergy owns or possesses, is licensed under or otherwise has lawful access to, all patents, trade secrets, know-how, other confidential information, trademarks, service marks, copyrights, trade names, logos and other intellectual property, whether registered or unregistered, necessary for the lawful conduct of its business as currently conducted, without any infringement of or conflict with the industrial or intellectual property rights of any third party. US BioEnergy does not know or have reason to know of any unauthorized use or disclosure or misappropriation of any of its intellectual property.
     Section 4.06 Compliance with Laws.
     US BioEnergy has conducted all of its business in compliance with, and is in compliance with, all applicable laws and regulations the violation of which would have a material adverse effect on US BioEnergy or on its business as currently conducted. US BioEnergy has all material licenses and permits required by law or otherwise necessary for the lawful operation of its business as currently conducted, all of such licenses and permits are in full force and effect, and no action to terminate, withdraw, not renew or materially limit or otherwise change any such license or permit is pending or has been threatened by any governmental agency or other party.

     Section 4.07 Pending Litigation, Claims, Actions, Proceedings or Investigations.
     There is no material action, proceeding or investigation by any administrative or regulatory body or other person which has been commenced or is pending, or to the best of US BioEnergy’s knowledge after reasonable inquiry, is threatened against US BioEnergy or any of the assets which are owned by US BioEnergy.
     Section 4.08 Absence of Defaults.
     US BioEnergy is not in any material respect in default under any provision of its Articles of Incorporation or Bylaws or any indenture, mortgage, loan agreement or other material agreement to which it is a party or by which it is bound, and US BioEnergy is not in violation of any statute, order, rule or regulation of any court or governmental agency having jurisdiction over it or its properties which if enforced could have a material adverse effect on its business, and, except for any consent or approval identified on Schedule 4.08 attached hereto, neither the execution and delivery of this Agreement nor the consummation of the Transaction in accordance with this Agreement will in any material respect conflict with or result in a breach of any of the foregoing, which if enforced could have a material adverse effect on its business, or otherwise have a material adverse effect on the assets or prospects of US BioEnergy as represented to the UBE Parties.
     Section 4.09 Authorization
     US BioEnergy has the corporate power and authority to enter into and to perform its obligations under this Agreement. This Agreement and the Transaction have been duly and validly authorized by the Board of Directors of US BioEnergy and where required by South Dakota law, its shareholders, and no other corporate action is required by US BioEnergy in connection with this Agreement or the Transaction. This Agreement constitutes the valid and binding agreement of US BioEnergy, enforceable against US BioEnergy in accordance with its terms, except to the extent such enforcement may be limited by the application of equitable principles where equitable relief is sought or bankruptcy and other laws relating to the enforcement of creditors, rights generally.
     Section 4.10 Insurance.
     US BioEnergy has secured appropriate insurance policies which (i) are issued by sound and reputable insurance companies duly authorized to write said insurance, (ii) are in full force and effect, (iii) are sufficient for compliance with all requirements of law and all agreements to which US BioEnergy is a party, and (iv) provide reasonable insurance coverage for the assets and operations of US BioEnergy and all liabilities related thereto.
     Section 4.11 Tax Matters
     US BioEnergy is classified as a C corporation for federal income tax purposes, and has been since its formation. US BioEnergy has duly filed all federal, state, local, and other tax returns and reports required to be filed by it and all taxes, including income, sales, gross receipt, and other taxes and any penalties assessed with respect thereto, due and payable, have been paid, withheld, or reserved for.

     Section 4.12 The Memorandum.
     US BioEnergy has delivered to each of the UBE Parties a true, correct and complete copy of a Confidential Private Placement Memorandum dated January 31, 2005 currently being used by US BioEnergy in its offering of up to 100,000,000 shares of Class A common stock (as such Confidential Private Placement Memorandum may be supplemented or amended from time to time by UBE and provided a copy of such supplement or amendment is promptly delivered to the UBE Parties, the “Memorandum”). Except for the disclosure of the SCP Transaction with respect to which the UBE Parties have received a copy of the Transaction Agreement dated as of March 31, 2005 between Superior Corn Products, LLC and US BioEnergy, including all schedules and exhibits thereto, the Memorandum as used by UBE in the offer or sale of its Class A common stock does not contain any untrue statement of fact or omit to state a material fact required to be stated in the Memorandum or which would be necessary to make any statement in the Memorandum, in light of the circumstances under which they were made, not misleading.
     Section 4.13 Full Disclosure.
     US BioEnergy has disclosed to the UBE Parties (or will disclose pursuant to the provisions of this Agreement) all facts material to the transactions contemplated in this Agreement, including disclosure of all material contracts (as such term is described in Item 601 of Regulation S-K). No representation, warranty, or covenant by US BioEnergy contained in this Agreement, the Member Assignment or the Plan of Merger, and no statement contained in any certificate, schedule, or other documents or instrument furnished to the UBE Parties pursuant hereto or in connection with the transactions contemplated hereby, including responses to any inquiry of any UBE Party put to US BioEnergy in the course of their investigation to confirm the warranties and representations of US BioEnergy in this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading.
ARTICLE V
PRE-CLOSING COVENANTS
     The parties agree as follows with respect to the period between the execution of this Agreement and the Closing Date:
     Section 5.01 Good Faith Efforts.
     Each party will use its good faith efforts (i) to take all action necessary to render accurate, as of the Closing Date, its representations and warranties contained herein, and to refrain from taking any action which would render any such representation or warranty inaccurate as of the Closing Date, (ii) to perform or cause to be satisfied each covenant or condition to be performed or satisfied by it pursuant to this Agreement, the Plan of Merger, or the Member Assignment, and to cause the Transaction to be consummated, and (iii) to obtain all licenses or other approvals required to be obtained by it from any appropriate governmental or regulatory body or other person in connection with the carrying out of the Transaction and the continued operation of business by UBE after the Closing Date, including without limitation the consents and approvals identified in Schedules 2.08, 3.08 and 4.08 attached hereto.

     Section 5.02 Preservation of Business.
     Each party shall conduct its business in the ordinary course and in a manner consistent with its past practices (except as expressly contemplated hereby), and shall use good faith efforts to preserve intact its business organization, properties (except as they may be sold, used or otherwise disposed of in the ordinary course) and the good will of its members, suppliers, customers and others having business relationships with it. UBE will maintain its current partnership tax status and Fagen shall not dissolve or liquidate.
     Section 5.03 Conduct of Business.
     Neither party will engage in any practice, take any action, or enter into any transaction outside of the ordinary course of business without the prior consent of the other party to this Agreement. Without limiting the generality of the foregoing, no UBE Party shall, without the prior written consent of US BioEnergy:
     (a) grant to any person any option to purchase, or other right to acquire, capital stock or other equity interests;
     (b) issue any capital stock or other equity interests;
     (c) amend, enter into or terminate any material contract, lease or understanding (defined as involving more than $5,000);
     (d) amend such party’s constituting documents or any board policies;
     (e) incur any indebtedness for borrowed money or make any commitment to borrow money;
     (f) make, agree or commit to any material capital expenditures (defined as involving more than $5,000 in aggregate);
     (g) mortgage any of its assets, or except in the ordinary course of business, sell any of its assets having an aggregate value which would be material to its business;
     (h) pay any dividends or make any distributions with respect to its capital stock or equity interests, except in the ordinary course of business;
     (i) reclassify, combine, subdivide, split-up, or amend its capital stock or equity interests;
     (j) purchase, acquire or redeem any shares of capital stock or other equity interests (other than in satisfaction of allocated losses), except in the ordinary course of business; or
     (k) agree or commit to do any of the foregoing.

     Section 5.04 Full Access.
     Each party will permit the authorized representatives of the other party to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of such party, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to such party relating to the Transaction Documents, the Transaction or obligation of any party under any Transaction Document. The obligations of each party with respect to any information furnished by the other party shall be to treat such information as “Confidential Information” and to take such steps as are reasonably necessary to maintain and protect their confidential status. If for any reason the Transaction is not consummated, each party will promptly return all documents, papers, books, records and other materials (and all copies thereof) embodying any Confidential Information obtained in the course of its investigation and evaluation.
     Section 5.05 Notice of Developments.
     Each party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties contained herein. Except as specified in such written notice, no disclosure by a party pursuant to this Section 5.05 shall be deemed to amend or supplement such party’s Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.
     Section 5.06 Exclusivity
     No UBE Party shall (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of its membership interests or other voting securities, or any portion of the assets of, any UBE Party (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The UBE Parties will notify US BioEnergy immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.
ARTICLE VI
CLOSING CONDITIONS
     Section 6.01 Conditions to Obligations of Each Party.
     The respective obligations of each party to this Agreement consummate the Transaction and other matters described in this Agreement are, at their respective options, subject to the satisfaction or waiver of each of the following conditions on or before the Closing Date:
     (a) No injunction, restraining order or order of any nature issued by any court of competent jurisdiction, government or governmental agency enjoining the Transaction shall have been issued and remain in effect;
     (b) All consents, approvals and waivers which are necessary in connection with the Transaction, or any part thereof, shall have been obtained, including the consents and approvals referred to in Section 5.01 above; and

     (c) No action shall have been threatened or instituted by any governmental agency or any other person challenging the legality of the Transaction, seeking to prevent or delay consummation of the Transaction or seeking to obtain divestiture or other relief in the event of consummation of the Transaction. It is understood in the event that such an action is threatened or instituted, the parties will first attempt for a period of 90 days to obtain dismissal or other favorable resolution of such threatened or actual action prior to exercise of their right to terminate hereunder.
     Section 6.02 Additional Conditions to Obligation of UBE.
     The obligation of the UBE Parties to consummate the Transaction is, at their respective option, subject to the satisfaction or waiver of each of the following additional conditions at the Closing Date:
     (a) All the representations and warranties of US BioEnergy contained in this Agreement shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date, and US BioEnergy shall have performed all of its obligations and complied with all of its covenants contained in this Agreement, the Member Assignment in the Plan of Merger to be performed or complied with prior to the Closing Date;
     (b) The UBE Parties shall have received a certificate, dated as of the Closing Date, and executed by the Chief Executive Officer of US BioEnergy, certifying in such detail as they may reasonably request as to the accuracy of such representations and warranties, the fulfillment of such obligations, compliance with such covenants and satisfaction of the conditions to the obligations of the UBE Parties as of the Closing Date;
     (c) All actions, proceedings and documents necessary to carry out the Transaction (including, without limitation, the US BioEnergy Disclosure Schedule) shall be reasonably satisfactory to the UBE Parties.
     (d) There shall have occurred no material adverse change since the date hereof in the financial condition of US BioEnergy as set forth in the financial statements referred to in Section 4.02; and
     (e) On or immediately before the Closing Date, US Bio Resource Group, LLC shall have paid an amount on its unpaid subscription for the remaining 14,250,000 shares of Class B common stock in US BioEnergy Corporation that is at least ten percent (10%) of the fair market value of its existing holding of US BioEnergy Corporation stock, resulting in the issuance of additional shares of Class B common stock of US BioEnergy to US Bio Resource Group, LLC in accordance with its subscription.

     Section 6.03 Additional Conditions to Obligation of US BioEnergy.
     The obligation of US BioEnergy to consummate the Transaction is, at its option, subject to the satisfaction or waiver of each of the following additional conditions on or before the Closing Date:
     (a) All the representations and warranties of the UBE Parties contained in this Agreement or the Member Assignment shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date, and the UBE Parties shall have performed all of their respective obligations and complied with all of their respective covenants contained in this Agreement, the Plan of Merger or the Member Assignment to be performed or complied with prior to the Closing Date;
     (b) There shall have occurred no change since the date hereof in the assets, liabilities, financial condition, operations or prospects of the UBE Parties that, in the reasonable judgment of US BioEnergy, has or is likely to have a material adverse effect on US BioEnergy or any of the UBE Parties;
     (c) US BioEnergy shall have received a certificate, dated as of the Closing Date, executed by the President of each of the UBE Parties, certifying in such detail as US BioEnergy may reasonably request as to the accuracy of such representations and warranties, the fulfillment of such obligations, compliance with such covenants and satisfaction of the conditions to US BioEnergy’s obligations as of the Closing Date; and
     (d) All actions, proceedings and documents necessary to carry out the Transaction (including, without limitation, the UBE Disclosure Schedule and the ICMM Disclosure Schedule) shall be reasonably satisfactory to US BioEnergy.
ARTICLE VII
OTHER AGREEMENTS
     Section 7.01 Tax Agreement.
     (a) US BioEnergy agrees to indemnify, defend and hold harmless ICMM and its stockholders, officers, directors (the “ICMM Indemnitees”), from and against all income taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government (“Taxes”) imposed on any of the ICMM Indemnitees, or for which any of the ICMM Indemnitees may be liable, on any gain any ICMM Indemnitee is required to recognize under the Code as a result of the Merger, including gain required to be recognized as a result of the failure of the Merger to constitute a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code; provided, however, that US BioEnergy shall not be required to indemnify any ICMM Indemnitee for any Taxes resulting from ICMM or UBE having debt in excess of the basis of its assets or from any transaction of any of the ICMM Indemnitees (other than the transactions contemplated hereunder) that occurs after the Effective Time.

     (b) US BioEnergy agrees to indemnify, defend and hold harmless Fagen and its members, officers or managers, governors (the “Fagen Indemnitees” and collectively with the ICMM Indemnitees, the “Tax Indemnitees”), from and against all Taxes imposed on any of the Fagen Indemnitees, or for which any of the Fagen Indemnitees may be liable, on any gain any Fagen Indemnitee is required to recognize under the Code as a result of the Transfer, including gain required to be recognized as a result of the failure of the Transfer to qualify for nonrecognition of gain under Section 351(a) of the Code; provided, however, that US BioEnergy shall not be required to indemnify any Fagen Indemnitee for any Taxes resulting from UBE having debt in excess of the basis of its assets or from any transaction of any of the Fagen Indemnitees (other than the transactions contemplated hereunder) that occurs after the Effective Time.
     (c) After the Effective Time, the Tax Indemnitees shall promptly notify US BioEnergy in writing of any proposed assessment, the commencement of any audit or court proceedings or of any demand or claim on any Tax Indemnitee which, if determined adversely to the taxpayer or after the lapse of time, would be grounds for indemnification by US BioEnergy under this Section 7.01; provided that the failure so to notify US BioEnergy shall not relieve US BioEnergy of any liability that it may have to the Tax Indemnitee hereunder, except to the extent that US BioEnergy demonstrates that it is actually prejudiced thereby. Such notice shall contain factual information (to the extent known to the Tax Indemnitees) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability.
     (d) From and after the Effective Time, the Tax Indemnitees agree to permit US BioEnergy to have reasonable access, during normal business hours, to the books and records of the Tax Indemnitees, respectively, to the extent that such books and records relate to a activities, transactions or the business of such the Tax Indemnitee prior to the Effective Time, and personnel, for the purpose of enabling US BioEnergy to: (i) prepare returns specified in Section 7.01(e); (ii) investigate or contest any audit or court proceedings or of any demand or claim referred to in Sections 7.01(c); and (iii) evaluate any claim for indemnification under Sections 7.01(a) or (b).
     (e) Notwithstanding anything to the contrary in this Agreement, (i) each party shall initially treat and report the Merger as a tax-free reorganization under Section 368(a) of the Code for all applicable income tax purposes on their respective income tax returns; (ii) each party shall initially treat and report the Transfer under Section 351 of the Code for all applicable income tax purposes on their respective income tax returns; (iii) except as otherwise required by law, no party shall take any position inconsistent with such treatments; and (iv) except as otherwise required by law, from and after the Effective Time, no party shall take any action that may adversely affect qualification for such treatments.

     Section 7.02 LaSalle Agreement.
     (a) US BioEnergy agrees to indemnify, defend and hold harmless Fagen, David Vander Griend (“Vander Griend”), Jeff Roskam (“Roskam”), Randy Ives (“Ives”), Roland J. Fagen (“Ron Fagen”), ICM, Inc., a Kansas corporation (“ICM”), and Fagen, Inc., a Minnesota corporation (“Fagen, Inc.”), from any and all losses, damages, liabilities, guaranties, obligations, and expenses (including reasonable attorneys’ fees) incurred by or asserted against one or more of them that arises out of, relates to or results from:
     (i) the LaSalle Agreement including, without limitation, the Contribution and Repayment Undertaking between LaSalle, ICMM and Fagen, the Contribution and Repayment Undertaking between LaSalle, Vander Griend, Roskam and Ives, the Contribution and Repayment Agreement between LaSalle and Ron Fagen, and the Continuing Unconditional Limited Guaranty between LaSalle, ICM and Fagen, Inc., all of which are dated November 4, 2004 and as are in effect as of the date of this Agreement; or
     (ii) that certain note in the principal amount of $315,255.68 that is the subject of that certain Subordination Agreement (as amended, amended and restated or otherwise modified from time to time) dated November 4, 2004 between LaSalle, UBE and ICM.
     (b) Following the Closing Date and as long as Fagen, Inc. and ICM shall be parties to the LaSalle Agreements, US BioEnergy and UBE shall use their respective commercially reasonable efforts to cause Fagen, Inc. and ICM to be released as guarantors under the LaSalle Agreements. For the purposes of this Section, the parties acknowledge and agree that (i) commercially reasonable efforts shall not obligate US BioEnergy or UBE or any of the Subsidiaries to suffer any penalty, fee, increase of interest or principal under the LaSalle Agreements nor shall it require any party to agree to guaranty any amounts owed under the LaSalle Agreements (except as set forth below) or subordinate any debt of any party to LaSalle or any other lender and (ii) US BioEnergy shall agree, if requested by LaSalle, to substitute a guaranty by it for the guaranty of Fagen, Inc. and ICM in respect of the indebtedness of the LaSalle Agreements, provided that US BioEnergy shall not be required to guaranty amounts in excess of those guaranteed by Fagen, Inc. and ICM.
     Section 7.03 Big River Agreement.
     Ron Fagen, Vander Griend, Roskam and Ives (the “Indemnitors”), jointly and severally, agree to indemnify, defend and hold harmless UBE and US BioEnergy (the “BR Indemnitees”), from any and all losses, damages, liabilities, guaranties, obligations, and expenses (including reasonable attorneys’ fees) (the “BR Losses”) incurred by or asserted against either or both of them by Big River Resources, LLC (“Big River”) that arises out of, relates to or results from any arrangement, agreement, document or instrument (including, but not limited to that certain Marketing Agreement dated December 9, 2003 between Big River, ICMM and ICM Risk Management, Inc. (“ICM Risk”) which UBE and Subsidiaries have assumed all of the obligations and duties of ICMM and ICM Risk thereunder, and that certain Management Agreement dated January 21, 2004 between Big River and United Bio Energy Management, LLC, which is one of the Subsidiaries) relating to transactions in unleaded gasoline futures arising on or about August 19, 2004, December 2, 2004 or January 12, 2005, or any

obligation to deliver ethanol from Big River to Toledo, Ohio for Venture Fuels of LaCrosse, Wisconsin on or about October 18, 2004; provided that following the Closing Date the BR Indemnitees shall cooperate with the Indemnitors and use commercially reasonable efforts to mitigate the extent of the BR Losses and liability to Big River. The BR Indemnitees shall not agree to, or otherwise consent to, the amount of the BR Losses and shall not litigate, compromise or settle any claim of Big River relating to the BR Losses. Any claim by the BR Indemnitees in respect of BR Losses shall be paid by the Indemnitors within 10 business days of such claim, but no more often than monthly, unless the Indemnitors dispute the amount of such claim in which case the Indemnitors shall have the right to defend against any such claim by Big River and shall be responsible for all costs of such defense. The BR Indemnitees shall cooperate in any such defense and shall have the right to be represented in any such defense by counsel of its choosing at its cost. Further, US BioEnergy and UBE agree that the BR Losses shall be allocated to ICMM and Fagen in proportion to their ownership in UBE prior to the transactions contemplated herein. The foregoing indemnification arises out of an agreement by the Indemnitors to contribute to ICMM and Fagen an aggregate amount equal to the BR Losses and an agreement by ICMM and Fagen to contribute such amount to UBE for the purpose of compensating Big River for the BR Losses. As of April 30, 2005, the amount of the BR Losses is $1,600,000, and such amount may be adjusted. The parties agree that the BR Losses shall be recognized on the books and records of UBE as occurring on or before April 30, 2005 and that the items of loss associated with the BR Losses for federal income tax purposes shall be allocated to ICMM and Fagen and, in turn, the Indemnitors.
     Section 7.04 Management After the Effective Time
     (a) As of the Closing Date, US BioEnergy shall appointed Vander Griend to serve on its Board of Directors, with the same powers, privileges, rights and immunities as the members of the Board of Directors serving prior to the Closing Date and consistent with South Dakota law, to serve until the next meeting of shareholders of US BioEnergy or until his successor is duly elected and shall qualify, or until his earlier death, resignation or removal in the manner allowed by South Dakota law and the US BioEnergy Articles and the US BioEnergy Bylaws.
     (b) The managers of UBE as of the Closing Date shall serve as the initial Board of Managers of UBE following the Closing Date until the next meeting of members of UBE or until their respective successors are duly elected and shall qualify, or until their earlier death, resignation or removal in the manner allowed by Kansas law and the constituting documents of UBE. The officers of UBE as of the Closing Date shall continue to serve as the officers of UBE following the Closing Date, at the pleasure of the Board of Managers of UBE.
     (c) UBE shall adopt, effective as of the Closing Date, the First Amended and Restated Operating Agreement attached hereto as Exhibit F and such other constituting documents as US BioEnergy shall have the right, as the sole member of UBE following the Closing Date, to require, direct or implement under Kansas law.

     Section 7.05 Approval of Members; Shareholders .
     (a) Each of Fagen and ICMM, as parties to the UBE Operating Agreement, do hereby consent and agree to the Merger, the Transfer and the Transaction and each hereby waives any objection to, notice of or any rights it may have under the UBE Operating Agreement relating to the Merger, the Transfer or the Transaction.
     (b) Each of Fagen and ICMM, as the members of UBE, do hereby approve and adopt by written consent in lieu of a meeting of members of UBE, in accordance with the applicable provisions of Kansas law and the constituting documents of UBE, the following resolutions:
     (i) NOW, THEREFORE, BE IT RESOLVED, that the members of UBE do hereby approve the form, terms and conditions of this Agreement, including the exhibits and schedules thereto and each and all of the transactions contemplated thereby, including the Transaction;
     (ii) FURTHER RESOLVED, that UBE’s Board of Managers is authorized, empowered and directed, in the name of, and on behalf of, UBE, to take or cause to be taken any and all actions, to make all payments, to make all federal, state and local governmental, administrative and regulatory filings as may be required or advisable under the laws or regulations of any jurisdiction and to negotiate, enter into, execute and deliver this Agreement and all other documents, agreements, certificates or instruments as may be necessary, appropriate, convenient or proper, to effectuate the intent of, and the transactions contemplated by, the foregoing resolution, such other documents, agreements, certificates or instruments to be in such form and to contain such terms and conditions as the Board of Managers shall in the Board of Managers’ sole discretion determine to be necessary, appropriate, convenient or proper, the execution and delivery thereof by such Board of Managers to be conclusive evidence of such approval.
     (iii) FURTHER RESOLVED, that all actions previously taken by any manager, officer or agent of UBE relating to the foregoing resolutions and the transactions contemplated thereby are adopted, ratified, confirmed and approved in all respects as the acts and deeds of UBE.
     (iv) FURTHER RESOLVED, that Fagen and ICMM each waive any and all notice requirements with respect to the Transaction, including, without limitation, the notice provisions in Kansas law, the Articles of Organization of UBE or the UBE Operating Agreement.
     (c) Concurrently with the execution of this Agreement, Fagen and ICMM shall execute and deliver to US BioEnergy evidence of (i) approval of its members and shareholders, respectively, of the Transfer and the Merger, respectively, and of the Transaction and this Agreement, including all schedules and exhibits hereto; (ii) waiver of any and all notice, appraisal rights or rights of dissent any of the members or shareholders may have under Minnesota or Kansas law, respectively, or any constituting document of Fagen or ICMM, respectively; and (iii) full waivers and releases of Fagen and ICMM, respectively, and of UBE and their respective officers, managers, directors, employees, affiliates, successors, assigns, representatives, attorneys, accountants and consultants of and from any claims, rights, actions, demands, damages or causes of action of every kind and nature, whether known or unknown, including derivative claims, arising out of or relating solely to each such member’s or shareholder’s respective ownership of Fagen’s membership units and ICMM’s shares of common stock, respectively, including any and all claims relating to the Transfer or Merger, respectively, or the Transaction, other than the rights arising from this Agreement, and agreeing not to bring or threaten to bring or otherwise join in any claim against any of the foregoing persons relating to, arising out of or in connection with any facts or circumstances relating to each such member’s or shareholder’s ownership of units or common stock of Fagen or ICMM, respectively.
     Section 7.06 Investment Intent.
     In connection with the delivery of Class A common stock contemplated by Section 1.04(b), ICMM will obtain from each of its shareholders and deliver to US BioEnergy an acknowledgement and agreement that such shareholder (a) is acquiring the Class A common stock of US BioEnergy for the purpose of investment and not with a view to or for sale in connection with any distribution thereof; (b) will notify US BioEnergy in writing before selling or otherwise disposing of any shares of US BioEnergy Class A common stock issued to such shareholder in connection with the Merger, describing briefly the nature of any such sale or other disposition, and no such sale or other disposition shall be made unless and until (i) US BioEnergy has received an opinion of counsel reasonably satisfactory to US BioEnergy that such proposed disposition or transfer may be lawfully made without the registration of the Class A common stock pursuant to the Securities Act of 1933, as amended and applicable state securities laws or (ii) an effective registration of the Class A common stock under the Securities Act of 1933, as amended and applicable state securities laws; and (c) BioEnergy shall require that the certificate(s) representing any shares of Class A common stock issued in connection with the Merger be stamped or imprinted with an appropriate legend reflecting the foregoing restrictions.
     Section 7.07 Use of ICM Name.
     Notwithstanding the Merger, US BioEnergy hereby agrees that it shall have no right to the name “ICM” in any form whether alone or together with any other words or symbols, or any goodwill associated therewith. US BioEnergy shall not use the name “ICM” in any form either alone or together with any other words or symbols as an assumed name, as a corporate name, trade name or otherwise.
     Section 7.08 Closing of Books.
     As a result of the Transaction, the classification of ICMM as an S corporation and the classification of UBE as a partnership shall terminate for federal income tax purposes. The parties agree that:
     (a) The books and records of ICMM and UBE shall be closed on April 30, 2005;
     (b) For financial reporting purposes, all items of income, deduction and credit of ICMM, UBE and the Subsidiaries for the fiscal year ending as of April 30, 2005 shall be determined and accounted for in accordance with generally accepted accounting principles;

     (c) Final federal and state income tax returns for ICMM as an S-corporation and for UBE as a partnership reporting all such items of income, deduction and credit for the fiscal year ending as of April 30, 2005 (including all such items of income, deduction and credit of the Subsidiaries which are disregarded entities for federal income tax purposes) shall be prepared and timely filed;
     (d) All such items of income, deduction and credit of ICMM, UBE and the Subsidiaries for the fiscal year ending as of April 30, 2005 shall be allocated for income tax purposes to the persons who were shareholders and members during that fiscal year in accordance with their ownership interests from time to time during the fiscal year as provided in the Code and rules and regulations promulgated thereunder;
     (e) ICMM and UBE shall cause its accountants to prepare such final tax returns and make such determination and allocation of the items of income, deduction and credit to be reported on such returns, which determinations and allocations shall be made in a manner that is consistent with the elections, accounting methods and treatment of such items that were used in the most recent income tax returns of the respective entities. Each of the parties represents that it and such parties’ members or shareholders, as the case may be, will maintain the records and report the information that is required under Treas. Reg. Section 1.368-3 of the Code in connection with the Transactions.
     (f) UBE and ICMM shall each prepare financial statements for the period through April 30, 2005, which financial statements shall fairly present the financial position of UBE and its Subsidiaries and ICMM, respectively, at April 30, 2005 and the results of their respective operations for the periods indicated therein, in conformity with generally accepted accounting principles consistently applied.
ARTICLE VIII
TERMINATION
     Section 8.01 Termination of Agreement.
     This Agreement shall be terminated and the Transaction abandoned if at any time prior to the Closing:
     (a) The parties mutually agree in writing to terminate this Agreement; or
     (b) Either party delivers a written notice to the other to the effect that (i) one or more of the conditions to its obligations as set forth herein cannot be met, (ii) one of the other parties has defaulted in a material respect under one or more of its covenants or agreements contained herein, or (iii) any of the representations or warranties of any other party are or have become materially untrue or incorrect as of the date of such notice, and in any case such condition or conditions have not been satisfied, such default or defaults have not been remedied or such representation or warranty has not been rendered true and correct within thirty (30) days after such notice is mailed; or
     (c) The Closing has not occurred on or before June 30, 2005, or such later date as the parties may mutually agree upon.

     Section 8.02 Effect of Termination.
     If this Agreement is terminated pursuant to Section 8.01 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to the other (except for any liability of a party then in breach); provided, however, that the confidentiality and return of documents provisions contained in or referred to Section 5.04 above shall survive any such termination.
ARTICLE VIV
MISCELLANEOUS
     Section 9.01 Waiver of Conditions.
     Any party may, at its option, waive in writing any and all of the conditions herein contained to which its obligations hereunder are subject. A party, by consummating the transactions contemplated herein, shall be deemed to have waived any breach of a warranty, representation, covenant or condition of which such party received written notice prior to the Closing Date if the notice specifically referred to this Section 9.01 and described the breach in reasonable detail.
     Section 9.02 Amendment.
     The parties by mutual consent may amend, modify or supplement this Agreement in such manner as may be agreed upon in writing.
     Section 9.03 Binding Nature.
     This Agreement shall be binding upon and inure only to the benefit of the parties hereto and their respective successors and assigns, provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties hereto.
     Section 9.04 Counterparts.
     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 9.05 Entire Agreement.
     This Agreement, the Plan of Merger and the Member Assignment and the other documents referred to herein and therein set forth the entire understanding of the parties hereto with respect to the matters provided for herein and therein and supersede all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party.
     Section 9.06 Notices.
     All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if delivered or mailed, certified or registered mail, with postage prepaid:
If to UBE:
United Bio Energy, LLC
2868 N. Ridge Road
Wichita, KS 67205
Attn: Jeff Roskam
If to Fagen:
Fagen Management, LLC
501 West Hwy 212
Granite Falls, MN 56241
Attn: Jennifer Johnson
If to ICMM:
ICM Marketing, Inc.
2868 N. Ridge Road
Wichita, KS 67205
Attn: Randy Ives
If to US BioEnergy:
US BioEnergy Corporation
326 Main Avenue
Suite 209
Brookings, South Dakota 57005
Attn: Gordon W. Ommen

     Section 9.07 Survival of Representations and Warranties; Indemnity.
     (a) The representations, warranties and agreements of the parties contained in this Agreement shall survive the Closing Date for a period of one year following the Closing Date and may form the basis for any action by or on behalf of either party or any third party for breach, misrepresentation or indemnity for a period of one year after the Closing Date, except that the agreements of the parties contained in Article VII, with the exception of Section 7.04, of this Agreement shall survive indefinitely following the Closing Date.
     (b) For any claim or cause of action of whatever nature that is brought, made or threatened within one year after the Closing Date and that arises out of or relates to or results from or is attributable to a material breach by either UBE or ICMM of the representations, warranties or agreements such party has made to US BioEnergy hereunder, the Indemnitors shall indemnify, defend and hold US BioEnergy harmless against all losses, damages, liabilities, obligations, and expenses incurred by or asserted against US BioEnergy in connection with any such claims or proceeding and the defense thereof, which either individually or in the aggregate exceeds or has exceeded $50,000; provided that:
     (i) In the absence of fraud or intentional misconduct by any UBE Party, the liability of any Indemnitor under Section 9.07(b) shall be to the extent of such Indemnitor’s proportionate ownership interest in the breaching party and shall not be greater than (and such Indemnitor shall in no event be obligated to US BioEnergy for more than, and US BioEnergy may only collect such liability up to) the following amounts with respect to such Indemnitors:
     (A) If a breaching party is UBE:

Name	Maximum Amount
Ron Fagen	$2,000,000
Vander Griend	$1,650,000
Roskam	$1,050,000
Ives	$300,000
     (B) If a breaching party is ICMM:

Name	Maximum Amount
Vander Griend	$1,650,000
Roskam	$1,050,000
Ives	$300,000
     (ii) In the case of fraud or intentional misconduct, the Indemnitors’ liability under Section 9.07(b) shall be proportionate to their ownership interest in the breaching party, but shall not be limited.

     (iii) For purposes of Section 9.07(b)(i), the parties agree that: (A) the proportionate ownership interest of ICMM is Vander Griend 55%; Roskam 35%; and Ives 10%, (B) the proportionate ownership interest of UBE is Ron Fagen 40%; Vander Griend 33%; Roskam 21%; and Ives 6%, and (C) the proportionate ownership interest of Fagen is Ron Fagen 100%.
     (iv) Notwithstanding any of the above, the parties acknowledge and agree that Ron Fagen shall not be obligated to indemnify, defend or hold US BioEnergy harmless for any claim under Section 9.07(b) that arises out of or relates to or results from or is attributable to a material breach solely by ICMM of the representations, warranties or agreements of ICMM.
     (c) As security to US BioEnergy, the Indemnitors hereby pledge to US BioEnergy, and grant to US BioEnergy a continuing security interest in, such Indemnitor’s Interest, which pledge and security interest shall not abrogate such Indemnitor’s voting rights with respect to the Interest and shall terminate (unless earlier foreclosed upon) on the one year anniversary of the Closing Date. If there shall be a claim for indemnity under Section 9.07(b) and except in the case of fraud or intentional misconduct by either UBE or ICMM, in lieu of foreclosure by US BioEnergy on the pledged Interest, the Indemnitor shall have the option of paying such liability in cash.
     (d) As used in this Section 9.07, the term “Interest” shall mean the shares of US BioEnergy’s Class A common stock that become beneficially owned (as determined by Rule 13d-3 of the Securities Exchange Act of 1934, as amended) by each Indemnitor as a result of the Transaction. For the purposes of Section 9.07(c) the value of an Interest shall be the amount per share of Class A common stock as determined in good faith by the Board of Directors of US BioEnergy in connection with an issuance, sale, valuation or appraisal of its Class A common stock by resolution(s) duly adopted by the Board of Directors in the 30 days immediately prior to a claim for indemnity or, if no such resolutions have been so adopted, $1.00 per share.
     (e) Each Indemnitor, by joining in the execution of this Agreement, agrees to the provisions of Section 9.07 and further agrees to execute such agreements and other instruments or documents (or cause their affiliates to execute) as may be reasonably necessary to effect the foregoing.
Section 9.08 Captions
     The article and section headings of this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.
* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

UNITED BIO ENERGY, LLC		US BIOENERGY CORPORATION

By: Its:	/s/ JEFFREY ROSKAM President	By: Its:	/s/ GORDON W. OMMEN CEO

FAGEN MANAGEMENT, LLC		ICM MARKETING, INC.

By: Its:	/s/ ROLAND J. FAGEN	By: Its:	/s/ RANDY IVES President

Each of the undersigned hereby join in the execution of this Agreement as of the date first set forth above, not as a party to the transactions but solely for the express purposes and agreements set forth in Sections 7.03 and 9.07 of this Agreement.

/s/ ROLAND J. FAGEN Roland J. Fagen	/s/ DAVID VANDER GRIEND David Vander Griend

/s/ JEFFREY ROSKAM Jeffrey Roskam	/s/ RANDY IVES Randy Ives

Index of Exhibits and Schedules*
Exhibits
Exhibit A – US BioEnergy Corporation Articles of Incorporation
Exhibit B – US BioEnergy Corporation Bylaws
Exhibit C – Form of Member Assignment
Exhibit D – Plan of Merger
Exhibit E – Certificate of Merger
Exhibit F – Articles of Merger
Exhibit G – First Amended and Restated Operating Agreement of United Bio Energy, LLC
Schedules
United Bio Energy, LLC Disclosure Schedule
Disclosure Schedule 2.01(a) – List of Subsidiaries
Disclosure Schedule 2.01(b) – Organization and Good Standing
Disclosure Schedule 2.05 – Intellectual Property
Disclosure Schedule 2.06 – Compliance with Laws
Disclosure Schedule 2.07 – Pending Litigation, Claims, Actions, Proceedings or Investigations
Disclosure Schedule 2.08 – Consents and Approvals
ICM Marketing, Inc. Disclosure Schedule
Disclosure Schedule 3.01 – Organization and Good Standing
Disclosure Schedule 3.07 — Pending Litigation, Claims, Actions, Proceedings or Investigations
Disclosure Schedule 3.08 – Consents and Approvals
US BioEnergy Corporation Disclosure Schedule
Disclosure Schedule 4.08 – Consents and Approvals

*	Exhibits and Schedules to the Transaction Agreement are not being filed herewith. The Registrant undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request, pursuant to Item 601(b)(2) of Regulation S-K.